Exhibit 10.30
REVOLVING CREDIT AND SECURITY AGREEMENT

NATIONAL CITY BANK, CANADA BRANCH
(AS A LENDER, AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT)

WITH

JOHNSON OUTDOORS CANADA INC.

(AS BORROWER)

Arranged by:

PNC CAPITAL MARKETS LLC
(AS LEAD ARRANGER AND SOLE BOOKRUNNER)

November 4, 2009

TABLE OF CONTENTS	Page

I.	DEFINITIONS		1
	1.1.	Accounting Terms	1
	1.2.	General Terms	1
	1.3.	PPSA Terms	19
	1.4.	Certain Matters of Construction	19
II.	ADVANCES, PAYMENTS		20
	2.1.	Revolving Advances	20
	2.2.	Procedure for Revolving Advances Borrowing.	22
	2.3.	Disbursement of Advance Proceeds	24
	2.4.	Swing Loans	24
	2.5.	Maximum Advances	25
	2.6.	Repayment of Advances	25
	2.7.	Repayment of Excess Advances	26
	2.8.	Statement of Account	26
	2.9.	Additional Payments	26
	2.10.	Manner of Borrowing and Payment	26
	2.11.	Mandatory Prepayments	29
	2.12.	Use of Proceeds.	30
	2.13.	Defaulting Lender	30
III.	INTEREST AND FEES		31
	3.1.	Interest	31
	3.2.	Facility Fee	32
	3.3.	Fees	32
	3.4.	Computation of Interest and Fees	33
	3.5.	Maximum Charges	33
	3.6.	Increased Costs	33
	3.7.	Basis For Determining Interest Rate Inadequate or Unfair	34
	3.8.	Capital Adequacy	34
	3.9.	Gross Up for Taxes	35

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v

	TABLE OF CONTENTS (continued)
16.6.	Notice	76
16.7.	Survival	79
16.8.	Severability	79
16.9.	Expenses	79
16.10.	Currency Indemnity	79
16.11.	Injunctive Relief	80
16.12.	Consequential Damages	80
16.13.	Captions	80
16.14.	Counterparts; Facsimile Signatures	80
16.15.	Construction	80
16.16.	Confidentiality; Sharing Information	80
16.17.	Publicity	80

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 1.2(a)	U.S. Loan Agreement
Exhibit 1.2(b)	Perfection Certificate
Exhibit 2.1(a)	Form of Revolving Credit Note
Exhibit 2.4(a)	Swing Loan Note
Exhibit 2.4(b)	Swing Loan Request
Exhibit 8.1(k)	Financial Condition Certificate
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule 1.2	Permitted Encumbrances
Schedule 4.5	Equipment and Inventory Locations
Schedule 4.15(g)	Deposit and Investment Accounts
Schedule 4.19	Real Property
Schedule 5.1	Consents
Schedule 5.2(a)	Jurisdictions of Qualification and Good Standing
Schedule 5.6	Prior Names
Schedule 5.8(b)	Litigation
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labour Disputes
Schedule 7.3	Guarantees

  i

REVOLVING CREDIT

AND

SECURITY AGREEMENT

Revolving Credit and Security Agreement dated as of November 4, 2009 among JOHNSON OUTDOORS CANADA INC., a Canadian corporation, (“Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”) and NATIONAL CITY BANK, CANADA BRANCH (“NCB”), as administrative agent and collateral agent for Lenders (NCB, in such capacity, the “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrower, Lenders and Agent hereby agree as follows:

I.  DEFINITIONS.

1.1.  Accounting Terms.  As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrower for the fiscal year ended October 3, 2008.

1.2.  General Terms.  For purposes of this Agreement the following terms shall have the following meanings:

“Advance Rates” shall have the meaning set forth in Section 2.1(a)(y)(iii).

“Advances” shall mean and include the Revolving Advances and the Swing Loans, and any portion(s) thereof.

“Affiliate” of any Person shall mean (a) any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or senior officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and permitted assigns.

“Agreement” shall mean this Revolving Credit and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (i) the Base Rate in effect on such day, (ii) the Federal Funds Open Rate in effect on such day plus one half of one-percent (1/2 of 1%), and (iii) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful

“Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism or money laundering, including The Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles; all applicable provisions of all applicable state, provincial, federal and foreign constitutions, statutes, rules, regulations and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Authority” shall have the meaning set forth in Section 4.19(d) hereof.

“Base Rate” shall mean the annual rate of interest announced by Agent from time to time as a reference rate then in effect for determining interest rates on commercial loans made in U.S. currency in Canada to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate.  This rate of interest is determined from time to time by NCB as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by NCB to any particular class or category of customers of NCB.

“Base Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Blocked Accounts” shall have the meaning set forth in Section 4.15(g) hereof.

“Blocked Account Bank” shall have the meaning set forth in Section 4.15(g) hereof.

“Borrower” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Borrower’s Account” shall have the meaning set forth in Section 2.8.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 duly executed by any one director or officer of Borrower and delivered to Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey, Toronto, Ontario or Vancouver, British Columbia and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Canadian Dollars” or “C$” shall mean lawful money of Canada.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures.

“Capitalized Lease Obligation” shall mean any Indebtedness of Borrower represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Change of Ownership” shall mean (a) 99% or more of the voting Equity Interests of any direct or indirect Subsidiary of JOI is no longer owned directly or indirectly (on a fully diluted basis) by JOI, (b) 50% or more of the voting Equity Interests of JOI is no longer owned directly or indirectly (on a fully diluted basis) by the Johnson Family, (c) from and after the date hereof, individuals who on the date hereof constitute the board of directors of JOI (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of JOI was approved by a vote of a majority of the directors then still in office who were either directors on the date hereof or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the board of directors of JOI then in office; or (d) any merger, consolidation or sale of substantially all of the property or assets of Borrower or any direct or indirect Subsidiary of Borrower except as permitted by Section 7.1.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign, upon the Collateral, Borrower or any of its Affiliates.

“Closing Date” shall mean November 4, 2009 or such other date as may be agreed to by the parties hereto.

“Collateral” shall mean and include:

(a) all Receivables;

(b) all Equipment;

(c) all General Intangibles;

(d) all Inventory;

(e) all Investment Property;

(f) all of Borrower’s right, title and interest in and to, whether now owned or hereafter acquired and wherever located; (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of Borrower’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) all of Borrower’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit and money; (vi) if and when obtained by Borrower, all real and personal property of third parties in which Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; (vii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (viii) all supporting obligations; and (ix) any other goods, personal property or real property now owned or hereafter acquired in which Borrower has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and Borrower;

(g) all of Borrower’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f) or (g) of this paragraph; and

(h) all proceeds and products of (a), (b), (c), (d), (e), (f), (g) and (h) in whatever form, including, but not limited to:  cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

“Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 16.3(c) or (d) hereof.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties,

domestic or foreign, necessary to carry on Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents or the Subordinated Loan Documentation, including any Consents required under all applicable federal, state, provincial or other Applicable Law.

“Consigned Inventory” shall mean Inventory of Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Contract Rate” shall have the meaning set forth in Section 3.1 hereof.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with Borrower, pursuant to which Borrower is to deliver any personal property or perform any services.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage.

“Dating Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Debt Payments” shall mean and include for any period, and without duplication (a) all cash actually expended by Borrower to make interest payments on any Advances hereunder, plus (b) all cash actually expended by Borrower to make payments for all fees, commissions and charges set forth herein and with respect to any Advances, plus (c) all cash actually expended by Borrower to make payments on Capitalized Lease Obligations, plus (d) without duplication all cash actually expended by Borrower to make payments under any Plan to which Borrower is a party, plus (e) all cash actually expended by Borrower to make payments with respect to any other Indebtedness for borrowed money, plus (f) all cash expended by Borrower to make a prepayment of Revolving Advances to the extent that the Maximum Revolving Advance Amount is permanently reduced by the amount of such prepayment.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall have the meaning set forth in Section 2.13(a) hereof.

“Depository Accounts” shall have the meaning set forth in Section 4.15(g) hereof.

“Designated Lender” shall have the meaning set forth in Section 16.2(b) hereof.

“Documents” shall have the meaning set forth in Section 8.1(c) hereof.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Early Termination Date” shall have the meaning set forth in Section 13.1 hereof.

“Eligible Dating Receivables” shall mean a Receivable in the watercraft and marine equipment business line of Borrower which is not an Eligible Receivable as a result of Subsection (b) of the definition of Eligible Receivables (but which would otherwise constitute an Eligible Receivable by Agent) and for which Borrower has provided extended terms to such Customer under a written dating program acceptable to Agent and such Receivable is not unpaid more than thirty (30) days after the original due date under such dating program; provided further that no Receivables shall constitute Eligible Dating Receivables if such Receivable is due more than 365 days after its original invoice date.

“Eligible Inventory” shall mean and include Inventory, excluding work in process, with respect to Borrower, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent’s Permitted Discretion, obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance).  In addition, Inventory shall not be Eligible Inventory if it (i) does not conform to all applicable standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof, (ii) is in transit, (iii) is located outside the continental United States or Canada or at a location that is not otherwise in compliance with this Agreement, (iv) constitutes Consigned Inventory, (v) is the subject of an Intellectual Property Claim which is reasonably likely to prohibit Borrower from selling such Inventory in the Ordinary Course of Business or Agent from selling such Inventory in the exercise of its remedies hereunder; (vi) is subject to a License Agreement or other agreement that limits, conditions or restricts Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement or Agent has established reserves in an amount determined necessary by Agent in its Permitted Discretion and Agent is otherwise satisfied that it may sell or otherwise dispose of such Inventory without (a) infringing the rights of such Licensor, (b) violating any contract with such Licensor, or (c) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current License Agreement or such other License Agreements as are approved by the Agent in its Permitted Discretion; (vii) is situated at a location not owned by Borrower unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement or Agent has instituted a rent reserve in an amount equal to three months rent for such location; or (viii) if the sale of such Inventory would result in an ineligible Receivable.

“Eligible Receivables” shall mean and include with respect to Borrower, each Receivable of Borrower arising in the Ordinary Course of Business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time reasonably deem appropriate.  A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent.  In addition, no Receivable shall be an Eligible Receivable if:

               (a) it arises out of a sale made by Borrower to an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower;

(b) it is due or unpaid more than sixty (60) days after the original due date or one hundred (120) days after the original invoice date;

(c) fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder (such percentage may, from time to time, be decreased in Agent’s Permitted Discretion, or be increased upon the consent of Required Lenders);

(d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case or proceeding under any state, federal, or Canadian bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f) the sale is to a Customer outside the continental United States of America or Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its Permitted Discretion;

(g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h) Agent determines, in the exercise of its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i) the Customer is the United States of America, any state, the federal government of Canada, the government of any province or territory of Canada or any department, agency or instrumentality of any of them, unless the Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or the Financial Administration Act (Canada) or has otherwise complied with other applicable statutes or ordinances;

(j) the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(k) the Receivables of the Customer exceed a credit limit determined by Agent, in the exercise of its Permitted Discretion, to the extent such Receivable exceeds such credit limit provided Borrower has received prior written notice of such credit limit;

(l) the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim (provided such Receivable shall be ineligible only to the extent of such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of Borrower (unless such Customer has provided a non-offset agreement acceptable to Agent) or the Receivable is contingent in any respect or for any reason;

(m) the Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n) any return, rejection or repossession of the merchandise has occurred (provided such Receivable shall be ineligible only to the extent of the amount billed for returned, rejected or repossessed merchandise) or the rendition of services has been disputed;

(o) such Receivable is not payable to Borrower; or

(p) such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its Permitted Discretion.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.

“Environmental Laws” shall mean all applicable, Canadian, federal, provincial and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and legally enforceable rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, provincial and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include as to Borrower all of Borrower’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security”.

“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal 1.00 minus the Reserve Percentage. The Eurodollar Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by Bloomberg or appropriate Successor as shown on

Eurodollar Rate =	Bloomberg Page BBAM1 1.00 - Reserve Percentage

The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date.  Agent shall give prompt notice to Borrower of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Eurodollar Rate Loan” shall mean an Advance at any time that bears interest based on the Eurodollar Rate.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100th of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by NCB (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the NCB at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day.  If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to Borrower, effective on the date of any such change.

“Formula Amount” shall have the meaning set forth in Section 2.1(a).

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” shall mean and include as to Borrower all of Borrower’s general intangibles, whether now owned or hereafter acquired, including all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and updates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

“Governmental Body” shall mean any nation or government, any state or province or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Guarantor” shall mean any Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Agent securing the Obligations or the Guaranty of such Guarantor.

“Guaranty” shall mean any guaranty of the obligations of Borrower executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in any applicable Environmental Law and in the regulations adopted pursuant thereto.  Notwithstanding the foregoing, “Hazardous Substances” shall not include commercially reasonable amounts of such materials used in the Ordinary Course of Business which are used and stored in accordance with Environmental Laws.

“Hazardous Wastes” shall mean all waste materials subject to regulation under any applicable Environmental Laws.

“Hedge Liabilities” shall have the meaning provided in the definition of “Lender-Provided Interest Rate Hedge”.

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and  all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person.  Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, trade name, mask work, trade secret or license or other right to use any of the foregoing.

“Intellectual Property Claim” shall mean the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Intercompany Loan” shall mean temporary loans provided by the Borrower to JOI from time to time.

“Interest Period” shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.2(b) hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by Borrower or its Subsidiaries in order to provide protection to, or minimize the impact upon, Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Inventory” shall mean and include as to Borrower all of Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(iii) hereof.

“Investment Property” shall mean and include as to Borrower, all of Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“Johnson Family” shall mean at any time, collectively, the estate of Samuel C. Johnson, the widow of Samuel C. Johnson and the children and grandchildren of Samuel C. Johnson, the executor or administrator of the estate or other legal representative of any such Person, all trusts for the benefit of the foregoing or their heirs or any one or more of them, and all partnerships, corporations or other entities directly or indirectly controlled by the foregoing or any one or more of them.

“JOI” shall mean Johnson Outdoors Inc., a Wisconsin corporation.

“Leasehold Interests” shall mean all of Borrower’s right, title and interest in and to, and as lessee, of the premises identified on Schedule 4.19(A) hereto.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which Agent confirms meets the following requirements: such Interest Rate Hedge (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes.  The liabilities of Borrower to the provider of any Lender-Provided Interest Rate Hedge (the “Hedge Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under the Guarantor Security Agreement and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents.

“License Agreement” shall mean any agreement between Borrower and a Licensor pursuant to which Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of Borrower or otherwise in connection with Borrower’s business operations.

“Licensor” shall mean any Person from whom Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with Borrower’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and content satisfactory to Agent, by which Agent is given the unqualified right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of Borrower’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the PPSA or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive or subordinate any Lien that such Person may ever have with respect to any of the Collateral and shall authorize Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Inventory.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, properties or prospects of Borrower taken as a whole, (b) Borrower’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Maximum Revolving Advance Amount” shall mean (i) Four Million Dollars ($4,000,000) for the period commencing on July 15th of each year through and including November 15th of each year, and (ii) Six Million Dollars ($6,000,000) for the period commencing on November 16th of each year through and including July 14th of the immediately succeeding year.

“Maximum Swing Loan Advance Amount” shall mean the lesser of (a) One Million Dollars ($1,000,000) and (b) an amount which when added to the “Swing Loans” (as such term is defined in the US Loan Agreement) outstanding under the US Loan Agreement equals $7,500,000.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.

“NCB” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“Notes” shall mean collectively, the Revolving Credit Notes and the Swing Loan Note, in each case as amended, restated, supplemented or replaced from time to time.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances and Swing Loans, advances, debts, liabilities, obligations, covenants and duties owing by Borrower to Lenders or Agent or to any other direct or indirect subsidiary or Affiliate of Agent or any Lender of any kind or nature, present or future (including any interest or other amounts accruing thereon, and any costs and expenses of any Person payable by Borrower and any indemnification obligations payable by Borrower arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to Borrower, whether or not a claim for post-filing or post-petition interest or other amounts is allowable or allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including this Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of Agent’s or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of Borrower’s Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between Agent or Lenders and Borrower and any amendments, extensions, renewals or increases and all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of Borrower to Agent or Lenders to perform acts or refrain from taking any action.

“Ordinary Course of Business” shall mean with respect to Borrower, the ordinary course of Borrower’s business as conducted on the Closing Date, or as subsequently modified to address changes in market conditions, technology or the addition of business lines reasonably related or complementary to Borrower’s business, and as disclosed to and acceptable to Agent in its Permitted Discretion.

“Other Documents” shall mean the Notes, the Perfection Certificate, any Guaranty, any Guarantor Security Agreement, any agreement with respect to any Blocked Accounts any Lender-Provided Interest Rate Hedge and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(b) hereof.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Payment Office” shall mean initially 130 King Street West, Suite 2140, Toronto, Ontario M5X 1E4; thereafter, such other office of Agent, if any, which it may designate by notice to Borrower and to each Lender to be the Payment Office.

“Perfection Certificate” shall mean, the perfection certificate attached hereto as Exhibit 1.2(b) and the responses thereto provided by Borrower and delivered to Agent.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan within the meaning of the Pension Benefits Act (Ontario) and either (i) is maintained or to which contributions are required by Borrower for employees of Borrower; or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by Borrower for employees of Borrower.

“Permitted Assignee” shall mean: (a) Agent, any Lender or any of their direct or indirect Affiliates; (b) any fund that is administered or managed by Agent or any Lender, an Affiliate of Agent or any Lender or a related entity; (c) any Person to whom Agent or any Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Agent’s or Lender’s rights in and to a material portion of such Agent’s or Lender’s portfolio of asset-based credit facilities.

“Permitted Discretion” shall mean Agent’s commercially reasonable credit judgment, from the perspective of an asset based secured lender, made in good faith and determined on a basis consistent with its then current credit policies and procedures.

“Permitted Encumbrances” shall mean: (a) Liens in favor of Agent for the benefit of Agent and Lenders; (b) Liens for taxes, assessments or other governmental charges (including customs charges) not delinquent or being Properly Contested and so long as such Liens are not senior to the Liens of Agent; (c) Liens disclosed in the financial statements referred to in Section 5.5, in existence on the Closing Date; (d) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (f) Liens arising by virtue of the rendition, entry or issuance against Borrower or any Subsidiary, or any property of Borrower or any

Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (i) is in existence for less than 20 consecutive days after it first arises or is being Properly Contested and (ii) is at all times junior in priority to any Liens in favor of Agent; (g) mechanics’, workers’, materialmen’s, bailees’, shippers’, warehousers’ or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested; (h) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of Borrower and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6; (i) Liens disclosed on Schedule 1.2., (j) licenses, leases or subleases granted to third Persons in the Ordinary Course of Business and not interfering in any material respect with the business of Borrower; and (k) Liens permitted under subsections (g), (h) or (j) of this definition existing on any asset prior to the acquisitions thereof by Borrower permitted herein.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, provincial, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of the Pension Benefits Act (Ontario) (including a Pension Benefit Plan and a Multiemployer Plan), maintained for employees of Borrower or any such Plan to which Borrower is required to contribute.

“PPSA” shall mean the Personal Property Security Act (Ontario).

“Priority Payables” means, with respect to any Person, any amount payable by such Person which is secured by a Lien in favour of a Governmental Body which ranks or is capable of ranking prior to or pari passu with the Liens created by this Agreement in respect of any Eligible Inventory or Eligible Receivables, including amounts owing for wages, vacation pay, severance pay, employee deductions, sales tax, excise tax, Tax payable pursuant to Part IX of the Excise Tax Act (Canada) (net of GST input credits), income tax, workers compensation, government royalties, pension fund obligations, overdue rents or Taxes, and other statutory or other claims that have or may have priority over such Liens created by this Agreement.

“Properly Contested” shall mean, in the case of any Indebtedness or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof: (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness will not have a Material Adverse Effect and will not result in the forfeiture of any assets of such Person; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness or

Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the Eurodollar Rate for a one month period as published in another publication selected by Agent).

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Real Property” shall mean all of Borrower’s right, title and interest in and to the owned and leased premises identified on Schedule 4.19 hereto or which is hereafter owned or leased by Borrower.

“Receivables” shall mean and include, as to Borrower, all of Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Required Lenders” shall mean Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the Advances and, if no Advances are outstanding, shall mean Lenders holding sixty-six and two-thirds percent (66 2/3%) of the Commitment Percentages; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders.

“Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.

“Revolving Advances” shall mean Advances made other than Swing Loans.

“Revolving Credit Notes” shall have the meaning set forth in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Alternate Base Rate plus two and one-quarter of one percent (2.25%) with respect to Base Rate Loans, or (b) the sum of three and one-quarter of one percent (3.25%) plus the greater of (i) two percent (2.00%) or (ii) the Eurodollar Rate with respect to Eurodollar Rate Loans.

“Settlement Date” shall mean the Closing Date and thereafter Wednesday or Thursday of each week or more frequently if Agent deems appropriate unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Swing Loan Facility” shall mean NCB’s right to make Swing Loans to Borrower pursuant to Section 2.4 hereof in an aggregate amount up to the Maximum Swing Loan Amount.

“Swing Loan Note” shall have the meaning set forth in Section 2.4(a) hereof.

“Swing Loan Request” shall have the meaning set forth in Section 2.4(b) hereof.

“Swing Loans” shall mean collectively and “Swing Loan” shall mean separately all Advances or any Advance made to Borrower pursuant to Section 2.4 hereof.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Toxic Substance” shall mean and include any material present on the Real Property or the Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under any applicable Canadian or provincial laws now in force or hereafter enacted relating to toxic substances.  “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount, less the Maximum Undrawn Amount, minus (b) the sum of (i) the outstanding amount of Advances, plus (ii) all amounts due and owing to Borrower’s trade creditors which are outstanding more than sixty (60) days beyond their due date and not Properly Contested, plus (iii) fees and expenses under this Agreement which are due and payable by Borrower but which have not been paid or charged to Borrower’s Account.

“Unfunded Capital Expenditures” shall mean Capital Expenditures made through Revolving Advances or out of Borrower’s own funds other than through equity contributed subsequent to the Closing Date or purchase money or other financing or lease transactions permitted hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code as adopted in the State of New York from time to time.

“U.S. Dollar Equivalent” means, at the date of determination, the amount of U.S. Dollars that Agent could purchase, in accordance with its normal practice, with a specified amount of Canadian Dollars based on the Bank of Canada noon spot rate on such date.

“U.S. Loan Agreement” shall mean that certain Revolving Credit and Security Agreement dated September 29, 2009, and attached hereto as Exhibit 1.2(a), among JOI, Johnson Outdoors Watercraft Inc., Johnson Outdoors Marine Electronics LLC, Johnson Outdoors Gear, LLC, Johnson Outdoors Diving LLC, Under Sea Industries, Inc., and Techsonic Industries, Inc. and PNC Bank, National Association the other financial institutions party thereto from time to time as amended, restated, supplemented or replaced from time to time.

“Week” shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.

1.3.   PPSA Terms.  All terms used herein and defined in the PPSA from time to time shall have the meaning given therein unless otherwise defined herein.  Without limiting the foregoing, the terms “accounts”, “chattel paper”, “instruments”, “intangibles”, “goods”, “proceeds”, “supporting obligations”, “securities”, “investment property”, “documents”, “deposit accounts”, “letter of credit rights”, “inventory”, “equipment” and “fixtures”, as and when used in the description of Collateral shall have the meanings given to such terms in the PPSA.  To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the PPSA, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4.  Certain Matters of Construction.

(a) General.  The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  Any pronoun used shall be deemed to cover all genders.  Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.  Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof.  All references herein to the time of day shall mean the time in New York, New York, unless otherwise specified.  Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first out basis.  Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”.  A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders or all Lenders, as applicable.  Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of Borrower or (ii) the knowledge that a senior officer would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

(b) Currency Conversion.  All calculations of Dollar amounts which utilize amounts expressed in Canadian Dollars shall be made using the U.S. Dollar Equivalent of such Canadian Dollar amounts in a manner reasonably calculated by Agent.

II.  ADVANCES, PAYMENTS.

2.1.  Revolving Advances.

(a) Amount of Revolving Advances.  Subject to the terms and conditions set forth in this Agreement including Sections 2.1(b), (c), (d) and (e) each Lender, severally and not jointly, will make Revolving Advances to Borrower denominated in U.S. Dollars in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount, or (y) an amount equal to the sum of:

(i) up to 85%, subject to the provisions of Sections 2.1(b), (c) and (e) hereof, (“Receivables Advance Rate”), of Eligible Receivables (other than the Eligible Dating Receivables), plus

(ii) up to 85%, subject to the provision of Sections 2.1(b), (c) and (e) hereof (“Dating Receivables Advance Rate”), of Eligible Dating Receivables, plus

(iii) up to the lesser of (A) 65%, subject to the provisions of Sections 2.1(b), (c) and (e) hereof, of the value of the Eligible Inventory (“Inventory Advance Rate” and together with the Receivables Advance Rate and Dating Receivables Advance Rate, collectively, the “Advance Rates”) or (B) 85% of the appraised net orderly liquidation value of Eligible Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its Permitted Discretion exercised in good faith (seasonally adjusted on July 15th and November 15th of each year based upon high season and low season values)), minus

(iv) such reserves as Agent may in the exercise of its Permitted Discretion deem proper and necessary from time to time, including reserves for Priority Payables.

The amount derived from the sum of (x) Sections 2.1(a) (y)(i), and (ii) and (iii) minus (y) Sections 2.1(a) (y)(iv) at any time and from time to time shall be referred to as the “Formula Amount”.  The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Notes”) substantially in the form attached hereto as Exhibit 2.1(a).

(b) Sub-Limitations on Advances.

(i) Advances Against Eligible Inventory.  Aggregate Advances made on account of Eligible Inventory hereunder and aggregate advances made on account of eligible inventory under the U.S. Loan Agreement shall not exceed, at any time, an amount equal to: (A) $15,000,000 from July 15th of each year through November 15th of each year, and (B) $25,000,000 from November 16th of each year through July 14th of the immediately succeeding year.  Aggregate Advances made on account of Eligible Inventory hereunder shall not exceed, at any time, an amount equal to: (A) $2,000,000 from July 15th of each year through November 15th of each year, and (B) $2,800,000 from November 16th of each year through July 14th of the immediately succeeding year.

(ii) Advances Against Eligible Dating Receivables. Aggregate Advances on account of Eligible Dating Receivables hereunder and under aggregate advances made on account of eligible dating receivables the U.S. Loan Agreement shall not exceed, at any time, an amount equal to: (A) $20,000,000 from June 1st of each year through November 30th of such year; and  (B) $25,000,000 from December 1st of each year through May 31st of the immediately succeeding year.

(iii) Advances Against Eligible Dating Receivables Extended Terms.  Aggregate Advances against Eligible Dating Receivables hereunder and under aggregate advances made on account of eligible dating receivables the U.S. Loan Agreement due or outstanding more than 270 days from their original invoice date shall not exceed $500,000 at any time.

(c) Annual Pay Down.  Intentionally Deleted

(d) Discretionary Rights.  The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion.  Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrower.  Agent shall give Borrower five (5) days prior written notice of its intention to decrease the Advance Rates; provided however, if as a result of a field exam or the completion of an Inventory appraisal, Agent elects to decrease the Advance rates, impose a new reserve(s) or impose new ineligible(s) and such modification would cause the Advances calculated under the Formula Amount to be reduced by more than 20%, Agent will provide Borrower with notice ten (10) days prior to instituting such modification..  The rights of Agent under this subsection are subject to the provisions of Section 16.2(b).

2.2.  Procedure for Revolving Advances Borrowing.

(a) Borrower may notify Agent prior to 12:00 Noon central time on a Business Day of Borrower’s request to incur, on that day, a Revolving Advance hereunder.  Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

(b) Notwithstanding the provisions of subsection (a) above, in the event Borrower desires to obtain a Eurodollar Rate Loan for any Advance (other than a Swing Loan, which may not be a Eurodollar Rate Loan), Borrower shall give Agent written notice by no later than 12:00 Noon, central time on the day which is three (3) Business Days prior to the date such Eurodollar Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be in a minimum amount of $500,000 and in integral multiples of $100,000 thereafter, and (iii) the duration of the first Interest Period therefor.  Interest Periods for Eurodollar Rate Loans shall be for one, two or three months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day.  No Eurodollar Rate Loan shall be made available to Borrower during the continuance of a Default or an Event of Default.  After giving effect to each requested Eurodollar Rate Loan, including those which are converted from a Base Rate Loan under Section 2.2(d), there shall not be outstanding more than four (4) Eurodollar Rate Loans, in the aggregate.

(c) Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made, continued or converted and shall end on such date as Borrower may elect as set forth in subsection (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

                 Borrower shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion or continuation given to Agent pursuant to Section 2.2(d), as the case may be.  Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 12:00 Noon on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan.  If Agent does not receive timely notice of the Interest Period elected by Borrower, Borrower shall be deemed to have elected to convert to a Base Rate Loan subject to Section 2.2(d) hereinbelow.

(d) Provided that no Event of Default shall have occurred and be continuing, Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Base Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan or continue any Eurodollar Rate Loan for the same Interest Period.  If Borrower desires to convert or continue a loan, Borrower shall give Agent written notice by no later than 12:00 Noon, central time (i) on the day which is three (3) Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Base Rate Loan to a Eurodollar Rate Loan or a continuation of a Eurodollar Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a Eurodollar Rate Loan to a Base Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Base Rate Loan to any other type of loan, the duration of the first Interest Period therefor.

(e) At its option and upon written notice given prior to 12:00 Noon, central time at least three (3) Business Days’ prior to the date of such prepayment, Borrower may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment.  Borrower shall specify the date of prepayment of Advances which are Eurodollar Rate Loans and the amount of such prepayment.  In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(f) hereof.

(f) Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrower shall be conclusive absent manifest error.

(g) Notwithstanding any other provision hereof, if any Applicable Law or any change therein or in the interpretation or application thereof, shall make it unlawful for any (i) Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrower shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type.  If any such payment or conversion of any Eurodollar Rate Loan or is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan or, Borrower shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrower shall be conclusive absent manifest error.

2.3.  Disbursement of Advance Proceeds.  All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrower to Agent or Lenders, shall be charged to Borrower’s Account on Agent’s books.  During the Term, Borrower may use the Revolving Advances and Swing Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.  The proceeds of each Revolving Advance requested by Borrower or deemed to have been requested by Borrower under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to Borrower on the day so requested by way of credit to Borrower’s operating account at NCB, or such other bank as Borrower may designate following notification to Agent, in immediately available funds or, with respect to Revolving Advances deemed to have been requested by Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.  The proceeds of each Swing Loan requested by Borrower shall be made available to Borrower on the day so requested by way of credit to Borrower’s operating account at NCB, or such other bank as Borrower may designate following notification to Agent, in immediately available funds.

2.4.  Swing Loans.

(a) Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, NCB may make available to Borrower, at its option, cancelable at any time for any reason whatsoever, Swing Loans denominated in U.S. Dollars at any time or from time to time after the date hereof to, but not including, the expiration of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount or (ii) the Formula Amount. To the extent that Borrower requests a Revolving Advance at any time and to the extent that Borrower is entitled to obtain a Revolving Advance from Lenders under the terms and conditions of this Agreement, NCB may elect to provide all or a portion of such Revolving Advances in the form of Swing Loans in accordance with the terms hereof.  The making of

Swing Loans by NCB from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which NCB shall thereafter be obligated to make Swing Loans in the future.  All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached hereto as Exhibit 2.4(a).

(b) Except as otherwise provided herein, Borrower may from time to time prior to the expiration of the Term request NCB to make Swing Loans by delivery to NCB, not later than 12 Noon central time on the proposed borrowing date of a duly completed request therefor substantially in the form of Exhibit 2.4(b) hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that NCB may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each Swing Loan Request shall be irrevocable and shall specify the proposed borrowing date and the principal amount of such Swing Loan, which shall be not less than $50,000.  Each Swing Loan Request shall be deemed a representation by Borrower that Borrower has satisfied all of the conditions for the Swing Loan so requested set forth in this Agreement.

2.5.  Maximum Advances.  The aggregate balance of Revolving Advances plus Swing Loans outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount or (b) the Formula Amount.

2.6.  Repayment of Advances.

(a) The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.

(b) Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received.  In consideration of Agent’s agreement to conditionally credit Borrower’s Account as of the next Business Day following Agent’s receipt of those items of payment, Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations one (1) Business Day after (i) the Business Day of Agent’s receipt of such payments via wire transfer or electronic depository check or (ii) in the case of payments received by Agent in any other form, the Business Day such payment constitutes good funds in Agent’s account.  Agent is not, however, required to conditionally credit Borrower’s Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrower’s Account for the amount of any item of payment which was conditionally credited but which is subsequently returned to Agent unpaid.

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 12:00 Noon central time on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent.  Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrower’s Account or by making Advances as provided in Section 2.2 hereof.

 (d) Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.7.  Repayment of Excess Advances.  The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.8.  Statement of Account.  Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrower’s Account”) in the name of Borrower in which shall be recorded the date, amount and currency of each Advance made by Agent and the date, amount and currency of each payment in respect thereof; provided, however, the failure by Agent to record the date, amount and currency of any Advance shall not adversely affect Agent or any Lender.  Each month, Agent shall send to Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrower during such month.  The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lenders and Borrower unless Agent receives a written statement of Borrower’s specific exceptions thereto within sixty (60) days after such statement is received by Borrower.  The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.9.  Additional Payments.  Any sums expended by Agent or any Lender due to Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including Borrower’s obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Borrower’s Account as a Revolving Advance and added to the Obligations.

2.10.  Manner of Borrowing and Payment.

(a) Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders.

(b) Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of Lenders.  Each payment by Borrower on account of the principal and interest on Swing Loans shall be applied to Swing Loans for the account of NCB.  Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of Lenders to the Payment Office, in each case on or prior to 12:00 Noon, central time, in Dollars and in immediately available funds.  Agent shall have the right to apply such payments against outstanding obligations denominated in either Dollars or Canadian Dollars, and may effect currency exchange transactions in order to do so.

(c) (i) Making Revolving Credit Advances.  Promptly after receipt by Agent of a request for a Revolving Advance pursuant to Section 2.2(a), Agent shall notify Lenders of its receipt of such request specifying the information provided by Borrower and the apportionment among Lenders of the requested Revolving Advance as determined by Agent.  Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent Lenders have made funds available to it for such purpose and subject to Section 8.2, fund such Revolving Advance to Borrower in U.S. Dollars and immediately available funds at the Payment Office prior to 12:00 Noon, central time, on the applicable borrowing date; provided that if any Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.10(c)(ii).

(ii) Presumptions by Agent.  Unless Agent shall have received notice from a Lender prior to the proposed date of any Revolving Advance that such Lender will not make available to Agent such Lender’s Commitment Percentage of such Revolving Advance, Agent may assume that such Lender has made such share available on such date in accordance with Section 2.10(c) (i) and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Revolving Advance available to Agent, then the applicable Lender and Borrower severally agree to pay to Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to Revolving Advances consisting of Base Rate Loans.  If such Lender pays its share of the applicable Revolving Advance to Agent, then the amount so paid shall constitute such Lender’s Revolving Advance.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Agent.

(iii) Making Swing Loans.  So long as NCB elects to make Swing Loans, NCB shall, after receipt by it of a Swing Loan Request pursuant to Section 2.4(b), fund such Swing Loan to Borrower in immediately available funds at the Payment Office prior to 3:00 p.m. central time on the borrowing date.

(iv) Borrowings to Repay Swing Loans.  NCB may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Advance in an amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of the outstanding Swing Loans, plus, if NCB so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Advances in an amount in excess of its Commitment Percentage times the Maximum Revolving Advance Amount.  Revolving Advances made pursuant to the preceding sentence shall bear interest at the interest rate applicable to Revolving Advances consisting of Base Rate Loans, and shall be deemed to have been properly requested in accordance with Section 2.2(a) without regard to any of the requirements of that provision.  NCB shall provide notice to Lenders (which may be telephonic or written notice by letter, facsimile or electronic transmission) that such Revolving Advances are to be made under this Section 2.10(c)(iv) and of the apportionment among Lenders, and Lenders shall be unconditionally obligated to fund such Revolving Advances (whether or not the conditions specified in Section 8.2 are then satisfied) by the time NCB so requests, which shall not be earlier than 2:00 p.m. central time on the Business Day next after the date Lenders receive such notice from NCB.  If any such amount is not transferred to NCB by any Lender on such settlement date, NCB shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.1.3.

(d) (i) Notwithstanding anything to the contrary contained in Sections 2.10(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent.  On or before 1:00 p.m., central time, on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Advances.

(ii) Each Lender shall be entitled to earn interest at the applicable Contract Rate  on outstanding Advances which it has funded.

(iii) Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date.  Such certificate of Agent shall be conclusive in the absence of manifest error.

(e) If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(f) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrower a corresponding amount.  Agent will promptly notify Borrower of its receipt of any such notice from a Lender.  If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent.  A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error.  If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from Borrower; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrower’s rights (if any) against such Lender.

2.11.  Mandatory Prepayments.

(a) Subject to Section 4.3(b) hereof, when Borrower sells or otherwise disposes of any Collateral other than (i) Inventory in the Ordinary Course of Business, Borrower shall repay the Advances, subject to the right to reborrow hereunder, in an amount equal to the net cash proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions less any holdbacks or escrowed funds less any outstanding Indebtedness secured by a Permitted Encumbrance on such Collateral and required to be paid in connection with such sale or disposition) or (ii) the sale of Equipment which is subsequently replaced in accordance with Section 4.3, Borrower shall repay the Advances in an amount equal to the net cash proceeds of such sale, in each case, such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net cash proceeds, and until the date of payment, such proceeds shall be held in trust for Agent.  The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof.  Repayments under this paragraph (a) shall be applied, to the outstanding principal balance of the Revolving Advances and Swing Loans (in the order determined by Agent), provided that, after the occurrence and during the continuance of an Event of Default, such repayments shall be applied to the Advances and the other Obligations in such order as Agent may determine in its sole discretion.

(b) Upon either (i) the issuance and/or incurrence of any Indebtedness for borrowed money (other than Indebtedness permitted in accordance with the provisions of Section 7.8) by Borrower or (ii) the issuance of any additional Equity Interests (other than Equity Interests issued to employees, officers or directors of Borrower) or receipt of any additional capital contributions by Borrower (not including any contributions made in the form of equity for the purposes of funding Capital Expenditures by Borrower), Borrower shall repay the Advances, subject to the right to reborrow hereunder, in an amount equal to the net cash proceeds of such issuance, incurrence and/or capital contribution (i.e., gross proceeds less the reasonable costs of such issuance, incurrence and/or capital contribution), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent pursuant to an express trust hereby, separate and segregated from all other funds, assets and property of Borrower.  The foregoing shall not be deemed to be implied consent to any such issuance and/or incurrence of Indebtedness or issuance of additional Equity Interests otherwise prohibited by the terms and conditions hereof (to the extent, if any, of any such prohibition contained herein).

(c) Upon (i) payment by any insurer of any proceeds under any insurance policy of Borrower in respect of any destruction, damage or other casualty event with respect to any property or assets of Borrower or (ii) payment of any award in respect of any exercise of eminent domain, condemnation or other taking by any Governmental Body with respect to any property or assets of Borrower, Borrower shall repay the Advances as and to the extent required by Section 4.11 below.

2.12.  Use of Proceeds.

Borrower shall apply the proceeds of Advances to provide for its working capital needs and to make Intercompany Loans.

2.13.  Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or Borrower that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.13 while such Lender Default remains in effect.

(b) Advances (other than Swing Loans, which shall be advanced by NCB) shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default.  Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender (other than any Defaulting Lender) pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees).  Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent.  Agent may hold and, in its discretion, re-lend to Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents.  All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have either Advances outstanding or a Commitment Percentage.

(d) Other than as expressly set forth in this Section 2.13, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged.  Nothing in this Section 2.13 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

III.  INTEREST AND FEES.

3.1.  Interest.

(a) Interest on Advances shall be payable in arrears on the first day of each month with respect to Base Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period.  Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate and (ii) with respect to Swing Loans, the rate set forth in subclause (a) of the definition of Revolving Interest Rate (as applicable, the “Contract Rate”).  Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect.  The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, the Obligations shall bear interest at the applicable Contract Rate plus two (2%) percent per annum (as applicable, the “Default Rate”).

(b) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360.  The rates of interest under this Agreement are nominal rates, and not effective rates or yields.  The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(c) Any provision of this Agreement that would oblige Borrower to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to Borrower, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

(d) If any provision of this Agreement would oblige Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i) first, by reducing the amount or rate of interest; and

(ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

3.2.  Facility Fee.  If, for any calendar quarter during the Term, the average daily unpaid balance of the Revolving Advances (and for purposes of this calculation, all Swing Loans advanced by NCB shall be treated as Revolving Advances) for each day of such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrower shall pay to Agent for the ratable benefit of Lenders a fee at a rate equal to one-half of one percent (.50%) per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance of Revolving Advances.  Such fee shall be payable to Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.

3.3.  Fees.

(a) Borrower shall pay the closing fee to the Agent in the amount of $37,500 on the Closing Date.

(b) Agent may, in its Permitted Discretion, exercised in a commercially reasonable manner, at any time after the Closing Date, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising the then current values of Borrower’s Inventory. Absent the occurrence and continuance of an Event of Default at such time, Agent shall consult with Borrower as to the identity of any such firm.  All of the fees and out-of-pocket costs and expense of any such firm (collectively, “appraisal amounts”) shall be paid for when due, in full and without off-set, by Borrower.  In the event the value of Borrower’s Inventory, as so determined pursuant to such appraisal, is less than anticipated by Agent or Lenders, such that the Revolving Advances against Eligible Inventory, are in fact in excess of such Advances permitted hereunder, then, promptly upon Agent’s written demand for same, Borrower shall make mandatory prepayments of the then outstanding Revolving Advances made against such Eligible Inventory so as to eliminate the excess Advances, provided that, so long as no Default or Event of Default has occurred hereunder, Agent shall not charge Borrower for more than (i) two such examinations in the first year from the Closing Date and (ii) one such examination in each year thereafter.

3.4.  Computation of Interest and Fees.  Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed.  If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

3.5.  Maximum Charges.  In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.6.  Increased Costs.  In the event that any Applicable Law or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.6, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of Agent or any Lender by the jurisdiction in which it maintains its principal office);

(b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

                 and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrower shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate, as the case may be.  Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

3.7.  Basis For Determining Interest Rate Inadequate or Unfair.  In the event that Agent or any Lender shall have determined that:

(a) reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Base Rate Loan into a Eurodollar Rate Loan, then Agent shall give Borrower prompt written, telephonic or telegraphic notice of such determination.  If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Base Rate Loan, unless Borrower shall notify Agent no later than 10:00 a.m. (Toronto time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Base Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Base Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (Toronto time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Base Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (Toronto time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans.  Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and Borrower shall not have the right to convert a Base Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

3.8.  Capital Adequacy.

(a) In the event that Agent or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.8, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrower shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction.  In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods.  The protection of this Section 3.8 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law or condition; provided, however, that Agent and Lenders shall demonstrate to Borrower that they have availed themselves of such protections with regard to their respective other similarly situated Borrower.

(b) A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.8(a) hereof when delivered to Borrower shall be conclusive absent manifest error.

3.9.  Gross Up for Taxes.  If Borrower shall be required by Applicable Law to withhold or deduct any taxes from or in respect of any sum payable under this Agreement or any of the Other Documents to Agent, or any Lender, assignee of any Lender, or Participant (each, individually, a “Payee” and collectively, the “Payees”), (a) the sum payable to such Payee or Payees, as the case may be, shall be increased as may be necessary so that, after making all required withholding or deductions, the applicable Payee or Payees receives an amount equal to the sum it would have received had no such withholding or deductions been made (the “Gross-Up Payment”), (b) Borrower shall make such withholding or deductions, and (c) Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law.  Notwithstanding the foregoing, no Borrower shall be obligated to make any portion of the Gross-Up Payment that is attributable to any withholding or deductions that would not have been paid or claimed had the applicable Payee or Payees properly claimed a complete exemption with respect thereto pursuant to this Section 3.9.  Any Payee that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located or any treaty to which such jurisdiction is a party with respect to payments hereunder, shall deliver to the Borrower such properly completed and executed documentation, if any, prescribed by applicable law or treaty as will permit such payments to be made without withholding or at a reduced rate, and if any Payee receives or is granted any tax credit or deduction which in its reasonable judgment is allocable to a Gross-Up Payment, such Payee shall pay to the Borrower the amount of such credit or deduction to the extent it will leave the Payee in no worse position than it would have been if the Borrower had not been required to make the Gross-Up Payment.  Nothing contained herein shall interfere with the right of any Payee to arrange its tax affairs in whatever manner it deems appropriate or to claim relief from a tax liability in priority to any other credit or deduction available to it.

IV.  COLLATERAL:  GENERAL TERMS

4.1.  Security Interest in the Collateral.

(a) To secure the prompt payment and performance to Agent and each Lender of the Obligations, Borrower hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located.  Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest.  Borrower shall promptly provide Agent with written notice of all commercial tort claims, such notice to contain the case title together with the applicable court and a brief description of the claim(s).  Upon delivery of each such notice, Borrower shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.

(b) Borrower confirms that value has been given by Agent to Borrower, that Borrower has rights in the Collateral existing at the date of this Agreement and that Borrower and Agent have not agreed to postpone the time for attachment of any of the Liens to any of the Collateral.  The Liens will have effect and be deemed to be effective whether or not the Obligations or any part thereof are owing or in existence before or after or upon the date of this Agreement.

4.2. Perfection of Security Interest.  Borrower shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining Lien Waiver Agreements, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the PPSA, the Uniform Commercial Code or other Applicable Law.  By its signature hereto, Borrower hereby authorizes Agent to file against Borrower, one or more financing, continuation or amendment statements pursuant to the PPSA, the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein).  All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrower’s Account as a Revolving Advance of a Base Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

                4.3. Disposition of Collateral.  Borrower will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except (a) the sale of Inventory in the Ordinary Course of Business, and (b) the disposition or transfer of obsolete and worn-out Equipment in the Ordinary Course of Business or Equipment no longer used or useful in Borrower’s business during any fiscal year having an aggregate fair market value of not more than $250,000 and only to the extent that (i) the net proceeds of any such disposition of Equipment are either (i) used to acquire replacement Equipment which is subject to Agent’s security interest subject to any other Permitted Encumbrance, (ii) remitted to any holder of a Permitted Encumbrance on such Equipment to the extent of such Person’s prior Lien on such Equipment, or (iii) remitted to Agent to the extent required under Section 2.11 to be applied pursuant to Section 2.11.

4.4.  Preservation of Collateral.  In addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary in its Permitted Discretion to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrower’s owned or leased property.  Borrower shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct.  All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrower’s Account as a Revolving Advance and added to the Obligations.

4.5.  Ownership of Collateral.

(a) With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest:  (i) Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a security interest in each and every item of the its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of Borrower that appear on such documents and agreements shall be genuine and Borrower shall have full capacity to execute same; and (iv) Borrower’s Equipment and Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except with respect to the sale of Inventory in the Ordinary Course of Business and Equipment to the extent permitted in Section 4.3 hereof.

(b) (i) There is no location at which Borrower has any Inventory (except for Inventory in transit) other than those locations listed on Schedule 4.5; (ii) Schedule 4.5 hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of Borrower is stored; none of the receipts received by Borrower from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of Borrower and (B) the chief executive office of Borrower; and (iv) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of the location, by province and street address, of all Real Property owned or leased by Borrower, together with the names and addresses of any landlords.

4.6.  Defense of Agent’s and Lenders’ Interests.  Until (a) payment and performance in full of all of the Obligations (other than indemnification obligations for which no claim has been made) and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect.  During such period the Borrower shall not, without Agent’s prior written consent, pledge, sell (except Inventory in the Ordinary Course of Business and other Collateral to the extent permitted in Section 4.3 hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral.  Borrower shall defend Agent’s interests in the Collateral against any and all Persons whatsoever.  At any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including:  labels, stationery, documents, instruments and advertising materials.  If Agent exercises this right to take possession of the Collateral, Borrower shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent.  In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the PPSA, the Uniform Commercial Code or other Applicable Law.  Borrower shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into Borrower’s possession, they, and each of them, shall be held by Borrower in trust as Agent’s trustee, and Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7.  Books and Records.  Borrower shall: (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business.  All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrower.

4.8.  Financial Disclosure.  Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by Borrower at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning Borrower’s financial status and business operations.  Borrower hereby authorizes all Governmental Bodies to furnish to Agent and each Lender copies of reports or examinations relating to Borrower, whether made by Borrower or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from Borrower prior to obtaining such information or materials from such accountants or Governmental Bodies.

4.9.  Compliance with Laws.  Borrower shall comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect.  Borrower may, however, contest or dispute any Applicable Laws in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent’s Lien on or security interest in the Collateral.

4.10.  Inspection of Premises.  At all reasonable times and so long as no Event of Default has occurred and is continuing, upon contemporaneous notice to Borrower, Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of Borrower’s business.  Subject to the foregoing, Agent, any Lender and their agents may enter upon any premises of Borrower at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of Borrower’s business; provided, that Agent shall use its best efforts to conduct such inspections in a manner that will not interfere with Borrower’s continued operations and no Lender shall have the independent right to enter the premises of Borrower without Agent.

4.11.  Insurance.  The assets and properties of Borrower at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of Borrower so that such insurance shall remain in full force and effect.  Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral.  At Borrower’s own cost and expense in amounts and with carriers acceptable to Agent, Borrower shall: (a) keep all its insurable properties and properties in which Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by “all-risk” coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Borrower’s including business interruption insurance; (b) maintain crime and fiduciary liability insurance in such amounts as is customary in the case of companies engaged in businesses similar to Borrower insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Borrower is engaged in business; (e) furnish Agent with (i) evidence of the maintenance of such policies by the renewal thereof at least fifteen (15) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a loss payee as its interests may appear with respect to all insurance coverage referred to in clause (a) above, and as an additional insured with respect to all insurance coverage referred to in clause (c) above, and providing (A) that all proceeds under all insurance coverage referred to in clause (a) above shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy. Borrower shall not cancel, amend or terminate such policy and loss payable clauses referred to in clause (e) above unless at least thirty (30) days’ prior written notice is given to Agent.  In the event of any loss under all insurance coverage referred to in clause (a) above, the carriers named therein hereby are directed by Agent and the Borrower to make payment for such loss to Agent and not to Borrower and Agent jointly.  If any insurance losses are paid by check, draft or other instrument payable to Borrower and Agent jointly, Agent may endorse Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.  Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a), and (b) above; provided however, that so long as no Default or Event of Default has occurred or is continuing, Borrower shall have the right to adjust and compromise claims in amounts less than $250,000.  All loss recoveries upon any such insurance shall be applied to the Obligations, in such order as Agent in its sole discretion shall determine.  Any surplus shall be paid by Agent to Borrower or applied as may be otherwise required by law.  Any deficiency thereon shall be paid by Borrower to Agent, on demand.

4.12.  Failure to Pay Insurance.  If Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of Borrower, and charge Borrower’s Account therefor as a Revolving Advance of a Base Rate Loan and such expenses so paid shall be part of the Obligations.

4.13.  Payment of Taxes.  Except to the extent such charges are Properly Contested, Borrower will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon Borrower or any of the Collateral including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes.  If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between Borrower and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to Borrower pay the taxes, assessments or other Charges and Borrower hereby indemnifies and holds Agent and each Lender harmless in respect thereof.  Agent will not pay any taxes, assessments or Charges to the extent that Borrower has Properly Contested such charges.  The amount of any payment by Agent under this Section 4.13 shall be charged to Borrower’s Account as a Revolving Advance of a Base Rate Loan and added to the Obligations and, until Borrower shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrower’s credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

4.14.  Payment of Leasehold Obligations.  Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent’s request will provide evidence of having done so; provided, that the foregoing will not apply to any leases Borrower have for reasonable business purposes elected to terminate early and from which Borrower have removed Collateral to another location otherwise in compliance herewith.

                 4.15.  Receivables.

(a) Nature of Receivables.  Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of Borrower, or work, labor or services theretofore rendered by Borrower as of the date each Receivable is created.  Same shall be due and owing in accordance with the Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrower to Agent.

(b) Solvency of Customers.  Each Customer, to the best of Borrower’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of Borrower who are not to Borrower’s knowledge solvent Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c) Location of Borrower.  Borrower’s chief executive office is located at the office identified on Schedule 4.15 attached hereto.  Until written notice is given to Agent by Borrower of any other office at which Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d) Collection of Receivables.  Except as permitted in Section 4.15(g) hereof, until Borrower’s authority to do so is terminated by Agent (which notice Agent may give at any time following the occurrence of an Event of Default or a Default or when Agent in its Permitted Discretion deems it to be in Lenders’ best interest to do so), Borrower will, at Borrower’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with Borrower’s funds or use the same except to pay Obligations.  Borrower shall deposit in the Blocked Account or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e) Notification of Assignment of Receivables.  At any time following the occurrence of an Event of Default or when Agent in its Permitted Discretion deems it in Lenders’ best interest to do so, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party in possession of or with other rights in any of the Collateral.  Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both.  Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrower’s Account and added to the Obligations.

                                (f) Power of Agent to Act on Borrower’s Behalf.  Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.

Borrower hereby constitutes Agent or Agent’s designee as Borrower’s attorney with power (i) at any time: (A) to endorse Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to send verifications of Receivables to any Customer; (D) to sign Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; and (ii) at any time following the occurrence of a Default or Event of Default: (A) to demand payment of the Receivables; (B) to enforce payment of the Receivables by legal proceedings or otherwise; (C) to exercise all of Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (D) to settle, adjust, compromise, extend or renew the Receivables; (E) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (F) to prepare, file and sign Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (G) to prepare, file and sign Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; (H) to accept the return of goods represented by any of the Receivables without notice to or consent by Borrower, without discharging or in any way affecting Borrower’s liability hereunder and (I) to do all other acts and things necessary to carry out this Agreement.  All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid.  Agent shall have the right at any time after the occurrence of an Event of Default change the address for delivery of mail addressed to Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to Borrower.

(g) Establishment of a Lockbox Account, Dominion Account.  All proceeds of Collateral shall be deposited by Borrower into either (i) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by Borrower and be acceptable to Agent or (ii) depository accounts (“Depository Accounts”) established at Agent for the deposit of such proceeds.  Borrower, Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Agent directing such Blocked Account Bank, upon notice from Agent, to transfer such funds so deposited to Agent, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) of Agent.  All funds deposited in such Blocked Accounts shall immediately become the property of Agent and Borrower shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited.  Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder.  All deposit accounts and investment accounts of Borrower are set forth on Schedule 4.15(g).  Notwithstanding anything to the contrary set forth in this Section 4.15(g), Borrower shall be permitted to deposit checks or other payments received at Borrower’s locations in the Ordinary Course of Business in deposit accounts which may not be subject to a blocked account or similar agreements; provided that, at no time shall Borrower have more than $50,000 in the aggregate in all such accounts which are not Blocked Accounts or Depository Accounts.

(h) Adjustments.  Borrower will not, without Agent’s consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as granted in the Ordinary Course of Business of Borrower.

4.16.  Intentionally Omitted

4.17.  Maintenance of Equipment.  The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved.  Borrower shall not use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation the violation of which would reasonably be expected to have a Material Adverse Effect.  Borrower shall have the right to sell Equipment to the extent set forth in Section 4.3 hereof.

4.18.  Exculpation of Liability.  Nothing herein contained shall be construed to constitute Agent or any Lender as Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof.  Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by Borrower of any of the terms and conditions thereof.

4.19.  Environmental Matters.

(a) Borrower shall ensure that the Real Property and all operations and businesses conducted thereon remains in material compliance with all Environmental Laws and shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by Applicable Law or appropriate governmental authorities.

(b) Borrower shall maintain procedures to assure and monitor continued material compliance with all applicable Environmental Laws which procedures shall include periodic reviews of such compliance.

(c) Borrower shall (i) employ in connection with the use of the Real Property appropriate technology necessary to maintain compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under any applicable Environmental Laws.  Borrower shall use its best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Borrower in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

(d) In the event Borrower obtains, gives or receives written notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any written notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or Borrower’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Governmental Body responsible in whole or in part for environmental matters in the province in which the Real Property is located (any such person or entity hereinafter the “Authority”), then Borrower shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint.  Such information is to be provided to allow Agent to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(e) Borrower shall promptly forward to Agent copies of any written request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by Borrower to dispose of Hazardous Substances and shall continue to forward copies of correspondence between Borrower and the Authority regarding such claims to Agent until the claim is settled.  Borrower shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that Borrower is required to file under any Environmental Laws.  Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Real Property and the Collateral.

(f) Borrower shall respond promptly as required by Environmental Laws to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien.  If Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or Borrower shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint.  All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Base Rate Loans constituting Revolving Advances shall be paid upon demand by Borrower, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and Borrower.

(g) Promptly upon the written request of Agent from time to time, Borrower shall provide Agent, at Borrower’s expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property.  Unless an Event of Default has occurred, such requests shall be made no more frequently than once per year unless Agent reasonably believes that a Hazardous Discharge has occurred or an Environmental Complaint has been or will be filed.  Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent.  If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Borrower to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

(h) Borrower shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing, except to the extent such loss, liability, damage, expense claim, cost, fine or penalty is attributable to any Hazardous Discharge or the presence of any Hazardous Substances resulting from (i) actions on the part of Agent or any Lender or (ii) the actions of a third party which occur after the termination of this Agreement.  Borrower’s obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, provincial, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances.  Borrower’s obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(i) For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of Borrower’s right, title and interest in and to its owned and leased premises.

4.20.  Financing Statements.  Except as respects the financing statements filed by Agent and the financing statements described on Schedule 1.2, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

4.21.  Security Interest Limitations.  The security interests granted herein shall not attach to (i) any consumer goods of Borrower, or (ii) the last day of any real property lease, or any agreement to lease, to which Borrower is now or becomes a party as lessee, provided that any such last day shall be held in trust by Borrower for Agent and, on the exercise by Agent of it rights and remedies hereunder, shall be assigned by Borrower as directed by Agent.  Notwithstanding Section 4.1 hereof, Agent shall only have a security interest in, and not a present assignment of, any Canadian trademarks forming part of the Collateral.

V. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1.  Authority.  Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder.  This Agreement and the Other Documents have been duly executed and delivered by Borrower, and this Agreement and the Other Documents constitute the legal, valid and binding obligation of Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.  The execution, delivery and performance of this Agreement and of the Other Documents (a) are within Borrower’s corporate or limited liability company powers, as applicable, have been duly authorized by all necessary corporate or company, action, as applicable are not in contravention of law or the terms of Borrower’s by-laws, certificate of incorporation or operating agreement, certificate of formation, as applicable, or other applicable documents relating to Borrower’s formation or to the conduct of Borrower’s business or of any material agreement or undertaking to which Borrower is a party or by which Borrower is bound, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of Borrower under the provisions of any agreement, charter document, instrument, by-laws or operating agreement or other instrument to which Borrower is a party or by which it or its property is a party or by which it may be bound.

5.2.  Formation and Qualification.

(a) Borrower is duly incorporated or formed, as applicable, and in good standing under the laws of the jurisdiction listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the jurisdictions listed on Schedule 5.2(a) which constitute all jurisdictions in which qualification and good standing are necessary for Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on Borrower.  Borrower has delivered to Agent true and complete copies of its certificate of incorporation and by-laws or certificate of formation and operating agreement, as applicable, and will promptly notify Agent of any amendment or changes thereto.

(b) Borrower has no Subsidiaries.

5.3.  Survival of Representations and Warranties.  All representations and warranties of Borrower contained in this Agreement and the Other Documents shall be true at the time of Borrower’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4.  Tax Returns.  Borrower has filed all Canadian federal, provincial, and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are set out in such returns and reports as being due and payable.  Canadian federal, provincial, and local income tax returns of Borrower have been assessed by the appropriate taxing authorities for all fiscal years prior to and including the fiscal year ending September 2008.  The provision for taxes on the books of Borrower is adequate for all years not closed by applicable statutes, and for taxes accrued to date for its current fiscal year, and no Borrower has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5.  Intentionally Omitted

5.6.  Entity Names.  Borrower has not been known by any other corporate name in the five years preceding the date hereof and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has Borrower been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the five (5) years preceding the date hereof except as set forth on Schedule 5.6.

5.7.  Environmental Compliance.

(a) Borrower has duly complied with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with, the provisions of Environmental Laws; there have been no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b) Borrower has been issued all required Canadian federal, provincial, and local licenses, certificates or permits relating to all applicable Environmental Laws which are material to the operation of the business.

(c) (i) There are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property including any premises leased by Borrower; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property including any premises leased by Borrower; (iii) the Real Property including any premises leased by Borrower has never been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property including any premises leased by Borrower, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of Borrower or of its tenants.

5.8.  Solvency; No Litigation, Violation, Indebtedness or Default.

                 (a) After giving effect to the Transactions, Borrower will be solvent, able to pay its debts as they mature, will have capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

(b) Except as disclosed in Schedule 5.8(b), Borrower does not have (i) any pending, or to Borrower’s knowledge threatened, litigation, arbitration, actions or proceedings which would reasonably expected to have a Material Adverse Effect, and (ii) any liabilities or indebtedness for borrowed money other than the Obligations.

(c) Borrower is not in violation of (i) any applicable statute, law, rule, regulation or ordinance or (ii) any order of any court, Governmental Body or arbitration board or tribunal, in each case, in any respect which would reasonably be expected to have a Material Adverse Effect.

5.9.  Patents, Trademarks, Copyrights and Licenses.  All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned by Borrower are set forth on Schedule 5.9, are valid and have been duly registered or filed with all appropriate Governmental Bodies and constitute all of the intellectual property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design rights, tradename, trade secret or license and the Borrower is not aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto.  Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design rights, copyright, copyright application and copyright license owned or held by Borrower and all trade secrets used by Borrower consist of original material or property developed by Borrower or was lawfully acquired by Borrower from the proper and lawful owner thereof.  To the extent reasonably deemed necessary by Borrower for the operation of its business, each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof.  With respect to all software used by Borrower, Borrower is in possession of all source and object codes related to each piece of software or owns or licenses such software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9 hereto.

5.10.  Licenses and Permits.  Except as set forth in Schedule 5.10, Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could have a Material Adverse Effect.

5.11.  Default of Indebtedness.  The Borrower is not in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12.  No Default.  The Borrower is not in default in the payment or performance of any of its contractual obligations the failure with which to comply would reasonably be expected to have a Material Adverse Effect and no Default has occurred.

5.13.  No Burdensome Restrictions.  The Borrower is not party to any contract or agreement the performance of which would have a Material Adverse Effect.  Borrower has heretofore delivered to Agent true and complete copies of all material contracts to which it is a party or to which it or any of its properties is subject.  Borrower has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14.  No Labour Disputes.  Borrower is not involved in any material labor dispute; there are no strikes or walkouts or union organization of Borrower’s employees threatened or in existence and no labour contract is uled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.15.  Intentionally Omitted

5.16.  Intentionally Omitted

5.17.  Disclosure.  No representation or warranty made by Borrower in this Agreement, the Perfection Certificate, or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.  There is no fact known to Borrower or which reasonably should be known to Borrower which Borrower has not disclosed to Agent in writing with respect to the transactions contemplated or evidenced by this Agreement which would reasonably be expected to have a Material Adverse Effect.

5.18.  Swaps.  Borrower is not a party to, nor will it be a party to, any swap agreement whereby Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.19.  Conflicting Agreements.  No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on Borrower or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.20.  Application of Certain Laws and Regulations.  Neither Borrower nor any Affiliate of Borrower is subject to any law, statute, rule or regulation which regulates the incurrence of any Indebtedness, including laws, statutes, rules or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.21.  Business and Property of Borrower.  Upon and after the Closing Date, Borrower does not propose to engage in any business other than the manufacture, distribution and sale of primarily outdoor equipment, or as permitted in Section 7.9 and activities necessary to conduct the foregoing.  On the Closing Date and at all times thereafter, Borrower owns all the property and possess all of the rights and Consents necessary for the conduct of the business of Borrower.

5.22.  Intentionally Omitted

5.23.  Anti-Terrorism Laws.

(a) General.  Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction  that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Intentionally Omitted

5.24.  Intentionally Omitted

5.25.  Intentionally Omitted

5.26.  Equity Interests.  The authorized and outstanding Equity Interests of Borrower is as shown on Schedule 5.27 hereto.  All of the Equity Interests of Borrower has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all Canadian federal and provincial laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities.  Except for the rights and obligations shown on Schedule 5.27, there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which Borrower or any of the shareholders of Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Borrower.  Except as shown on Schedule 5.27, Borrower have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

VI. AFFIRMATIVE COVENANTS.

Borrower shall, unless otherwise agreed in writing by the Required Lenders or the Lenders, as applicable, or until payment in full of the Obligations and termination of this Agreement:

6.1.  Payment of Fees.  Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(g).  Agent may, without making demand, charge Borrower’s Account for all such fees and expenses.

6.2.  Conduct of Business and Maintenance of Existence and Assets.  (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral and reasonably necessary for the operation of the Borrower’s business; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so would reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of Canada or any political subdivision thereof where the failure to do so would reasonably be expected to have a Material Adverse Effect.

6.3.  Violations.  Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to Borrower which would reasonably be expected to have a Material Adverse Effect.

6.4.  Government Receivables.  To the extent that any Receivables from a Governmental Body are included in the Formula Amount, take all steps necessary to protect Agent’s interest in the Collateral under the Financial Administration Act (Canada), the Uniform Commercial Code, the PPSA and all other applicable statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between Borrower and the United States, any state, Canada, any province, or any department, agency or instrumentality of any of them.

6.5.  Intentionally Omitted

6.6.  Execution of Supplemental Instruments.  Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request, in order that the full intent of this Agreement may be carried into effect.

6.7.  Payment of Indebtedness.  Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so would not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders.

VII.  NEGATIVE COVENANTS.

The Borrower shall not, unless otherwise agreed in writing by the Required Lenders or the Lenders, as applicable, or until satisfaction in full of the Obligations and termination of this Agreement:

7.1.  Merger, Consolidation, Acquisition and Sale of Assets.

                               (a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it; provided that (i) Borrower may enter into Permitted Acquisitions and (ii) so long as no Default or Event of Default has occurred or is continuing, Borrower may, upon prior written notice to Agent, enter into any such transactions with another Borrower.

(b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) dispositions of Collateral to the extent expressly permitted by Section 4.3 and (ii) any other sales or dispositions expressly permitted by this Agreement.

7.2.  Creation of Liens.  Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3.  Guarantees.  Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) the endorsement of checks in the Ordinary Course of Business and (c) the guarantee by Borrower of Indebtedness incurred by another Borrower which is permitted under this Agreement.

7.4.  Investments.  Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States or Canadian government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, and (d) U.S. or Canadian money market funds that invest solely in obligations issued or guaranteed by the United States of America, Canada or an agency thereof.

7.5.  Loans.  Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate except (a) with respect to the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business, (b) loans to employees in the Ordinary Course of Business not to exceed the aggregate amount of $50,000 at any time outstanding and (c) Intercompany Loans.

7.6.  Capital Expenditures.  Contract for, purchase or make any expenditure or commitments for Capital Expenditures in an aggregate amount for Borrower in excess of $750,000 in any fiscal year.

7.7.  Dividends.  Declare, pay or make any dividend or distribution on any Equity Interests of Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of Borrower except Borrower may make dividends or distributions to JOI while the U.S. Loan Agreement remains in effect, provided that no Default or Event of Default has occurred.

7.8.  Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of: (i) Indebtedness to Lenders; (ii) Indebtedness incurred for Capital Expenditures permitted under Section 7.6 hereof; and (iii) Indebtedness set forth on Schedule 7.8.

7.9.  Nature of Business.  Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted or in any complementary business.

7.10.  Transactions with Affiliates.  Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except transactions disclosed to Agent, which are in the Ordinary Course of Business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate.

7.11.  Leases.  Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed $ 12,000,000 in any one fiscal year in the aggregate for Borrower and its Affiliates.

7.12.  Subsidiaries.  Except in connection with a Permitted Acquisition, or for such other valid business purposes which Borrower deem necessary, which Agent, in its Permitted Discretion, has approved:

(a) Form any Subsidiary; or

(b) Enter into any partnership, joint venture or similar arrangement.

7.13.  Fiscal Year and Accounting Changes.  Change its fiscal year from a 52/53 week year ending on or about September 30 of each year or make any significant change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) except as required by law, in tax reporting treatment in a manner that would be adverse to Lenders.

7.14.  Pledge of Credit.  Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than Borrower’s business as conducted on the date of this Agreement.

7.15.  Amendment of Articles of Incorporation, By-Laws or Certificate of Formation, Operating Agreement.  Amend, modify or waive any material term or provision of its Articles of Incorporation or By-Laws or Certificate of Formation or Operating Agreement, as applicable, unless required by law.

7.16.  Intentionally Omitted

7.17.  Prepayment of Indebtedness.  At any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of Borrower.

VIII. CONDITIONS PRECEDENT.

8.1.  Conditions to Initial Advances.  The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a) Notes.  Agent shall have received the Notes duly executed and delivered by an authorized officer of Borrower;

(b) Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code or PPSA financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required  or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(c) Corporate and Company Proceedings of Borrower.  Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of Borrower, authorizing (i) the execution, delivery and performance of this Agreement, the Notes, and any related agreements (collectively the “Documents”) and (ii) the granting by Borrower of the security interests in and liens upon the Collateral in each case certified by the Secretary, or an Assistant Secretary, or Manager of Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(d) Incumbency Certificates of Borrower.  Agent shall have received a certificate of the Secretary or an Assistant Secretary or the Manager of Borrower, dated the Closing Date, as to the incumbency and signature of the officers of Borrower executing this Agreement, the Other Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(e) Guarantees.  Agent shall have received Guarantees and Guarantor Security Agreements from JOI and its U.S. Affiliates in form and substance reasonably satisfactory to Agent.

(f) U.S. Loan Agreement.  The U.S. Loan Agreement shall have been executed and delivered, and the initial advance shall have been made thereunder.

(g) Certificates.  Agent shall have received a copy of the articles or certificate of incorporation or continuation or amalgamation, as applicable. of Borrower, and all amendments thereto, certified by the appropriate official of its jurisdiction of organization, together with copies of the articles or by-laws, as applicable, of Borrower and all shareholders’ agreements of Borrower’s shareholders, certified as accurate and complete by the Secretary of Borrower;

(h) Good Standing Certificates.  Agent shall have received good standing certificates for Borrower dated not more than 30 days prior to the Closing Date, issued by the appropriate official of Borrower’s jurisdiction of organization and each jurisdiction where the conduct of Borrower’s business activities or the ownership of its properties necessitates qualification;

(i) Legal Opinion.  Agent shall have received the executed legal opinion of Gowling Lafleur Henderson LLP with respect to Canadian law matters, in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes the Other Documents, and related agreements as Agent may reasonably require and Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(j) No Litigation.  (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against  Borrower or against the officers or directors of Borrower (A) in connection with this Agreement, the Other Documents, or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which would, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(k) Financial Condition Certificates.  Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(k).

(l) Collateral Examination.  Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Lenders, of the Receivables, Inventory, General Intangibles, and Equipment of Borrower and all books and records in connection therewith;

(m) Fees.  Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof;

(n) Pro Forma Financial Statements.  Agent shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Lenders;

(o) Insurance.  Agent shall have received in form and substance satisfactory to Agent, certified copies of Borrower’s casualty insurance policies, together with loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as loss payee, and certified copies of Borrower’s liability insurance policies, together with endorsements naming Agent as a co-insured;

(p) Discharge of Prior Registrations.  The existing PPSA registrations against Borrower made by General Electric Capital Corporation (“GE”) and by Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) shall have been discharged or the Borrower shall have provided notices to GE and Morgan Stanley pursuant to Section 56(2) of the PPSA requiring the discharge of such registrations.

(q) Intentionally Omitted

(r) Payment Instructions.  Agent shall have received written instructions from Borrower directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(s) Blocked Accounts.  Agent shall have received duly executed agreements establishing the Blocked Accounts or Depository Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral;

(t) Consents.  Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(u) No Adverse Material Change.  (i) Since April 3, 2009, there shall not have occurred any event, condition or state of facts which would reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(v) Leasehold Agreements.  Agent shall have received landlord, mortgagee or warehouseman agreements satisfactory to Agent with respect to all premises leased by Borrower at which Inventory and books and records are located;

(w) Other Documents.  Agent shall have received the executed Other Documents, all in form and substance satisfactory to Agent;

(x) Financial Projections. Agent shall have received financial projections of Borrower for the upcoming three fiscal years, presented on a month by month basis for the first year and on a quarterly basis for the following years, in form and substance satisfactory to Agent;

(y) Contract Review.  Agent shall have reviewed all material contracts of Borrower including leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;

                                 (z) Closing Certificate.  Agent shall have received a closing certificate signed by the Chief Financial Officer of Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) Borrower are on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

(aa) Borrowing Base.  Agent shall have received evidence from Borrower that the aggregate amount of Eligible Receivables and Eligible Inventory is sufficient in value and amount to support Advances in the amount requested by Borrower on the Closing Date;

(bb) Intentionally Omitted

(cc) Compliance with Laws.  Agent shall be reasonably satisfied that Borrower is in compliance with all applicable Canadian federal, provincial, local or territorial laws or regulations; and

(dd) Other.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

8.2.  Conditions to Each Advance.  The agreement of Lenders or NCB to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Representations and Warranties.  Each of the representations and warranties made by Borrower in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date except to the extent a representation or warranty is made only as of a specified date in which case such representation or warranty shall be true as of such specified date;

(b) No Default.  No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, subject only to the limitations in Section 16.2(b), may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c) Maximum Advances.  In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX. INFORMATION AS TO BORROWER.

Borrower shall, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1.  Disclosure of Material Matters.  Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral, including Borrower’s reclamation or repossession of, or the return to Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2.  Schedules.  Deliver to Agent on or before the fifteenth (15th) day of each fiscal month of Borrower as and for the prior fiscal month (a) accounts receivable agings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, (c) Inventory reports and (d) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement).  In addition, Borrower will deliver to Agent at such intervals as Agent may require: (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may in its Permitted Discretion require including trial balances and test verifications.  Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary in its Permitted Discretion to protect its interests hereunder.  The items to be provided under this Section are to be in form satisfactory to Agent and, where applicable, executed by Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

9.3.  Environmental Reports.  Furnish Agent, within forty-five (45) days after the end of each fiscal quarter, with a certificate signed by the president or secretary of Borrower stating, to the best of his knowledge, that Borrower is in compliance in all material respects with all Canadian federal, provincial and local Environmental Laws.  To the extent Borrower is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of material non-compliance and the proposed action Borrower will implement in order to achieve full compliance.

9.4.  Litigation.  Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting Borrower or any Guarantor, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which would reasonably be expected to have a Material Adverse Effect.

                 9.5.  Material Occurrences.  Promptly notify Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event of default under the U.S. Loan Agreement; (c) any event which with the giving of notice or lapse of time, or both, would constitute an event of default under the U.S. Loan Agreement; (d) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Borrower as of the date of such statements; (e) each and every default by Borrower which would reasonably be expected to result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (f) any other development in the business or affairs of Borrower or any Guarantor which would reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrower propose to take with respect thereto.

9.6.  Government Receivables.  Notify Agent immediately if any of its Receivables arise out of contracts between Borrower and the United States, any state, Canada, any province, or any department, agency or instrumentality of any of them.

9.7.  Intentionally Omitted

9.8.  Intentionally Omitted

9.9.  Intentionally Omitted

9.10.  Other Reports.  Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, (i) with copies of such financial statements, reports and returns as Borrower shall send to its stockholders and/or members and (ii) copies of all notices, reports, financial statements and other materials sent pursuant to the U.S. Loan Agreement.

9.11.  Additional Information.  Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Borrower including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of Borrower’s opening of any new office or place of business or Borrower’s closing of any existing office or place of business, and (c) promptly upon Borrower’s learning thereof, notice of any labor dispute to which Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which Borrower is a party or by which Borrower is bound.

9.12.  Intentionally Omitted

9.13.  Intentionally Omitted

                9.14.  Notice of Suits, Adverse Events.  Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to Borrower by any Governmental Body or any other Person that is material to the operation of Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by Borrower or any Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of Borrower or any Guarantor, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to Borrower or any Guarantor.

9.15.  Intentionally Omitted

9.16.  Intentionally Omitted

9.17.  Additional Documents.  Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

X. EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1.  Nonpayment.  Failure by Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;

10.2.  Breach of Representation.  Any representation or warranty made or deemed made by Borrower or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3.  Financial Information.  Failure by Borrower to (i) furnish financial information when due or when requested or (ii) permit the inspection of its books or records in accordance with the terms hereof;

10.4.  Judicial Actions.  Issuance of a notice of Lien, levy, assessment, injunction or attachment against Borrower’s Inventory or Receivables or against a material portion of Borrower’s other property which is not stayed or lifted within thirty (30) days;

10.5.  Noncompliance.  Except as otherwise provided for in Sections 10.1, 10.3 and 10.5(ii), (i) failure or neglect of Borrower or any Guarantor or any Person to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between Borrower or any Guarantor or such Person, and Agent or any Lender, or (ii) failure or neglect of Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 6.1, 6.3, 6.4, 9.4 or 9.6 hereof which is not cured within ten (10) days from the occurrence of such failure or neglect;

                 10.6.  Judgments.  Any judgment or judgments are rendered against Borrower or any Guarantor for an aggregate amount in excess of $150,000 or against all Borrower or Guarantors for an aggregate amount in excess of $150,000 and (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);

10.7.  Bankruptcy.  Borrower or any Guarantor shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws,  or (vii) take any action for the purpose of effecting any of the foregoing;

10.8.  Inability to Pay.  Borrower or any Guarantor shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9.  Affiliate Bankruptcy.  Any Affiliate or any Subsidiary of Borrower, or any Guarantor, shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

10.10.  Material Adverse Effect.  The occurrence of any Material Adverse Effect;

10.11.  Lien Priority.  Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest;

10.12.  Cross Default.  A default of the obligations of Borrower under any other agreement to which it is a party shall occur which causes a Material Adverse Effect which default is not cured within any applicable grace period;

10.13.  Breach of Guaranty.  Termination or breach of any Guaranty or Guaranty Security Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of Borrower, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or Guaranty Security Agreement or similar agreement;

10.14.  Change of Ownership.  Any Change of Ownership shall occur;

10.15.  Invalidity.  Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on Borrower or any Guarantor, or Borrower or any Guarantor shall so claim in writing to Agent or any Lender;

10.16.  Licenses.  (i) Any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of Borrower or any Guarantor or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (C) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of Borrower’s or any Guarantor’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent, and in each case under (A)-(C), such revocation, termination, suspension or adverse modification has occurred or is reasonably likely to occur, and would reasonably be expected to have a Material Adverse Effect; (ii) any agreement which is necessary or material to the operation of Borrower’s or any Guarantor’s business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

10.17.  Seizures.  Any portion of the Collateral shall be seized or taken by a Governmental Body, or Borrower or any Guarantor or the title and rights of Borrower or any Guarantor which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit or other proceeding which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.18.  Operations.  Other than scheduled shut downs in the Ordinary Course of Business, the operations of Borrower’s or any Guarantor’s manufacturing facility are interrupted at any time for more than 5 consecutive days, unless Borrower or Guarantor shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (ii) receive such proceeds in the amount described in clause (i) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (i) and (ii) of this section, an Event of Default shall be deemed to have occurred if Borrower or Guarantor shall be receiving the proceeds of business interruption insurance for a period of sixty (60) consecutive days;

                10.19.  U.S. Loan Documents.  The occurrence of a Default or an Event of Default under the U.S. Loan Agreement.

XI. LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1.  Rights and Remedies.

(a) Upon the occurrence of (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter, at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances and (iii) a filing of a petition against Borrower in any involuntary case under any provincial or federal insolvency or bankruptcy laws, all Obligations shall be immediately due and payable and the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over Borrower.  Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the PPSA and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process.  Agent may enter any of Borrower’s premises or other premises without legal process and without incurring liability to Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrower to make the Collateral available to Agent at a convenient place.  With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect.  Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrower reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower at least ten (10) days prior to such sale or sales is reasonable notification.  At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by Borrower.  In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of Borrower’s (a) trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods.  The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof.  Noncash proceeds will only be applied to the Obligations as they are converted into cash.  If any deficiency shall arise, Borrower shall remain liable to Agent and Lenders therefor.

                              (b) To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, Borrower acknowledges and agrees that it is not commercially unreasonable for Agent (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as Borrower, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral.  Borrower acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b).  Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to Borrower or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

(c) Without limiting any right or remedy of Agent in this Agreement, upon the occurrence of any Event of Default, Agent may by instrument in writing appoint any person as a receiver of all or any part of the Collateral of Borrower.  Agent may from time to time remove or replace a receiver, or make application to any court of competent jurisdiction for the appointment of a receiver.  Any receiver appointed by Agent shall (for purposes relating to responsibility for the receiver’s acts or omissions) be considered to be the agent of Borrower.  Agent may from time to time fix the receiver’s remuneration and Borrower shall pay the amount of such remuneration to Agent.  Agent shall not be liable to Borrower or any other person in connection with appointing or not appointing a receiver or in connection with the receiver’s actions or omissions.

11.2.  Agent’s Discretion.  Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

                11.3.  Setoff.  Subject to Section 14.12, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and each Lender shall have a right, immediately and without notice of any kind, to apply Borrower’s property held by Agent or such Lender to reduce the Obligations.

                11.4.  Rights and Remedies not Exclusive.  The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5.  Allocation of Payments After Event of Default.  Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral (less amounts payable to the holders of prior Permitted Encumbrances) shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable legal fees) of Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the Other Documents and any protective advances made by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;

FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;

SIXTH, to the payment of all of the remaining Obligations consisting of accrued fees and interest;

SEVENTH, to the payment of the outstanding principal amount of the remaining Obligations (including the payment or cash collateralization of any outstanding Letters of Credit);

EIGHTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “SEVENTH” above; and

NINTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “SIXTH”, “SEVENTH” and “EIGHTH” above.

XII. WAIVERS AND JUDICIAL PROCEEDINGS.

12.1.  Waiver of Notice.  Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2.  Delay.  No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3.  Jury Waiver.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII. EFFECTIVE DATE AND TERMINATION.

13.1.  Term.  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until September 28, 2012 (the “Term”) unless sooner terminated as herein provided.  Borrower may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations.  Notwithstanding any other provision hereof, this Agreement shall terminate concurrently with the termination of the U.S. Loan Agreement.

                13.2.  Termination.  The termination of the Agreement shall not affect Borrower’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated.  The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower’s Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrower have been indefeasibly paid and performed in full after the termination of this Agreement (other than obligations for indemnification for which no claim has been made) or Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto).  Accordingly, Borrower waives any rights which it may have under the Uniform Commercial Code or the PPSA to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds (other than obligations for indemnification for which no claim has been made and for which Borrower have furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders.  All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

XIV. REGARDING AGENT.

14.1.  Appointment.  Each Lender hereby designates NCB to act as Agent for such Lender under this Agreement and the Other Documents.  Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 3.3 and 3.4 and the Closing Fee), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders.  Agent may perform any of its duties hereunder by or through its agents or employees.  As to any matters not expressly provided for by this Agreement (including collection of the Notes) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2.  Nature of Duties.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents.  Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of Borrower to perform its obligations hereunder.  Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of Borrower.  The duties of Agent as respects the Advances to Borrower shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3.  Lack of Reliance on Agent and Resignation.  Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of Borrower and each Guarantor.  Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by Borrower pursuant to the terms hereof.  Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the Other Documents or the financial condition of Borrower, or the existence of any Event of Default or any Default.

Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrower and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrower.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent.  After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                14.4.  Certain Rights of Agent.  If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5.  Reliance.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it.  Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6.  Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders.  Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7.  Indemnification.  To the extent Agent is not reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.8.  Agent in its Individual Capacity.  With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender.  Agent may engage in business with Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

                14.9.  Delivery of Documents.  To the extent Agent receives Borrowing Base Certificates from Borrower pursuant to the terms of this Agreement which Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.10.  Borrower’s Undertaking to Agent.  Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid.  Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11.  No Reliance on Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to applicable law including any programs involving any of the following items relating to or in connection with Borrower, its Affiliates or its agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under applicable laws.

14.12.  Other Agreements.  Each of Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender.  Anything in this Agreement to the contrary notwithstanding, each of Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

XV. BORROWING AGENCY. Intentionally Omitted

XVI. MISCELLANEOUS.

16.1.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.  Any judicial proceeding brought by or against Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the Province of Ontario and, by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America or Canada, or, at Agent’s option, by service upon Borrower and for which Borrower irrevocably appoints JOI as Borrower’s agent for the purpose of accepting service within the State of New York or Canada.  Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against Borrower in the courts of any other jurisdiction.  Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  Borrower waives the right to remove any judicial proceeding brought against Borrower in any provincial court to any federal court.  Any judicial proceeding by Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or provincial court located in the Province of Ontario.

16.2.  Entire Understanding.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding between Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.  Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrower’s, Agent’s and each Lender’s respective officers.  Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.  Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrower may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrower, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrower thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

(i) increase the Commitment Percentage, the maximum dollar commitment of any Lender or the Maximum Revolving Advance Amount;

(ii) extend the maturity of any Notes or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrower to Lenders pursuant to this Agreement;

(iii) alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b);

(iv) release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $1,000,000;

(v) change the rights and duties of Agent;

(vi) permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than thirty (30) consecutive Business Days or exceed one hundred and five percent (105%) of the Formula Amount;

(vii) increase the Advance Rates above the Advance Rates in effect on the Closing Date; or

(viii) modify Section 11.5; or

(ix) release Borrower or any Guarantor.

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrower, Lenders and Agent and all future holders of the Obligations.  In the case of any waiver, Borrower, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then NCB may, at its option, require such Lender to assign its interest in the Advances to NCB or to another Lender or to any other Person designated by Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrower.  In the event NCB elects to require any Lender to assign its interest to NCB or to the Designated Lender, NCB will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to NCB or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, NCB or the Designated Lender, as appropriate, and Agent.

Notwithstanding (a) the existence of a Default or an Event of Default, (b) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or (c) any other provision of this Agreement, Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to five percent (5%) of the Formula Amount for up to thirty (30) consecutive Business Days; provided that such outstanding Advances shall not exceed the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount (the “Out-of-Formula Loans”).  If Agent is willing in its sole and absolute discretion to make such Out-of-Formula Loans, such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Base Rate Loans; provided that, if Lenders do make Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a).  For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible

Receivables”, “Eligible Dating Receivables” or “Eligible Inventory”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral.  In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than five percent (5%), Agent shall use its efforts to have Borrower decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess, but in no event may such involuntary advances be outstanding for a period of more than sixty (60) consecutive days without the written consent of Required Lenders.  Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.

In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, Agent is hereby authorized by Borrower and Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuation of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Advances to Borrower on behalf of Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Revolving Advances the outstanding Revolving Advances do not exceed one hundred and five percent (105%) of the Formula Amount for more than sixty (60) consecutive days without the written consent of Required Lenders; provided further that such outstanding Advances shall not exceed the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount.

16.3.  Successors and Assigns; Participations; New Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of Borrower, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b) Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”).  Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrower shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant.  Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

                               (c) Any Lender, (i) with the consent of Agent which shall not be unreasonably withheld or delayed, may sell, assign or transfer all or any part of its rights and obligations under or relating to Advances under this Agreement and the Other Documents to a Permitted Assignee (provided no consent of Agent shall be required for any sale, assignment or transfer to an Affiliate of any such Lender) and such Permitted Assignee may commit to make Advances hereunder, and (ii) with the consent of Agent and, so long as no Default or Event of Default has occurred and is continuing, the consent of Borrower, in each case not to be unreasonably withheld or delayed, may sell, assign or transfer all or any part of its rights and obligations under or relating to Advances under this Agreement and the Other Documents to one or more Persons who is not a Permitted Assignee and one or more such Persons may commit to make Advances hereunder (in each case, a “Purchasing Lender”), in minimum amounts of not less than $100,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording.  Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose.  Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents.  Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents.  Borrower shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d) Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording.  Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose.  Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO.  Borrower hereby consents to the addition of such Purchasing CLO.  Borrower shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e) Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder.  The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement.  The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f) Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning Borrower which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of Borrower.

16.4.  Application of Payments.  Subject to the terms of Section 11.5 hereof, Agent shall have the continuing and exclusive right to apply any payment and any and all proceeds of Collateral to any portion of the Obligations.  To the extent that Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5.  Indemnity.  Borrower shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the indemnitees described above in this Section 16.5 by any Person under any Environmental Laws or similar laws by reason of Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances.  Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agent and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agent, Lenders or Borrower on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrower will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the indemnitees described above in this Section 16.5 harmless from and against all liability in connection therewith.

16.6.  Notice.  Any notice or request hereunder may be given to Borrower or Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section.  Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6.  Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6.  Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four days after such Notice is deposited with the United States or Canadian Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrower shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)         If to Agent or NCB at:

National City Bank, Canada Branch
130 King Street West, Suite 2140
Toronto, Ontario  M5X 1E4

Attention:  Michael Danby, Assistant Vice President
Telephone:  (416) 361-1744 ext. 223
Facsimile:   (416) 361-0085

with a copy to:

PNC Bank, National Association
200 South Wacker Drive, Suite 600
Chicago, Illinois 60606

Attention:  Portfolio Manager
Telephone: (312) 454-2920
Facsimile:  (312) 454-2919

with a copy to:

PNC Bank, National Association
PNC Agency Services
PNC Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, Pennsylvania 15219

Attention: Trina Barkley
Telephone: (412) 768-0423
Facsimile: (412) 705-2006

with a copy to:

Blank Rome LLP
The Chrysler Building
405 Lexington Avenue
New York, New York  10174-0208

Attention: Lawrence F. Flick II, Esquire
Telephone: (212) 885-5556
Facsimile: (215) 832-5556

with a copy to:

Blake, Cassels & Graydon LLP
Barristers & Solicitors
199 Bay Street
Suite 2800, Commerce Court West
Toronto, Ontario  M5L 1A9

Attention: Nathan Cheifetz
Telephone: (416) 863-2969
Facsimile: (416) 863-2653

(B)         If to a Lender other than Agent, as specified on the signature pages hereof

(C)          If to Borrower:

Johnson Outdoors Canada Inc.
c/o Johnson Outdoors Inc.
555 Main Street
Racine, Wisconsin 53403

Attention:                      Alisa Swire, Esquire
Telephone:                    (262) 631-6644
Facsimile:                      (262) 631-6610

with a copy to:

Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, WI 53202

Attention: Kristin A. Roeper, Esquire
Telephone: (414) 287-9594
Facsimile: (414) 273-5198

with a copy to:

Gowling Lafleur Henderson LLP
PO Box 30
Suite 2300 - 550 Burrard Street
Vancouver, B.C.  V6C 2B5

Attention:                  Jack M. Yong
Telephone:               (604) 443-7698
Facsimile:                  (604) 443-5645

16.7.  Survival.  The obligations of Borrower under Sections 2.2(f), 3.7, 3.8, 3.9, 4.19(h), and 16.5 and the obligations of Lenders under Section 14.7, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.8.  Severability.  If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9.  Expenses.  All costs and expenses including reasonable attorneys’ fees (including the allocated costs of in house counsel) and disbursements incurred by Agent on its behalf or on behalf of Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder, and under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with Borrower, any Guarantor or any Subordinated Lender or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and all related agreements, documents and instruments, may be charged to Borrower’s Account and shall be part of the Obligations.

16.10.  Currency Indemnity.  If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any Other Document, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount  due under this Agreement or under any Other Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which the judgment is given.  For this purpose “rate of exchange” means the rate at which Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice.  In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by Agent of the amount due, Borrower will, on the date of receipt by Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by Agent is the amount then due under this Agreement or such Other Document in the Currency Due.  If the amount of the Currency Due which Agent is so able to purchase is less than the amount of the Currency Due originally due to it, Borrower shall indemnify and save Agent and Lenders harmless from and against all loss or damage arising as a result of such deficiency.  This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the Other Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any Other Document or under any judgment or order.

16.11.  Injunctive Relief.  Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.12.  Consequential Damages.  Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to Borrower or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.13.  Captions.  The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.14.  Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile or other electronic transmission shall be deemed to be an original signature hereto.

16.16.  Construction.  The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

                 16.17.  Confidentiality; Sharing Information.  Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature;

provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law or court order, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.  Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and Borrower hereby authorizes each Lender to share any information delivered to such Lender by Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder.  Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

                  16.17.  Publicity.  Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrower, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate; provided, that the contents of such announcements shall be subject to the prior written consent of JOI which consent shall not be unreasonably withheld, conditioned or delayed.

Each of the parties has signed this Agreement as of the day and year first above written.

JOHNSON OUTDOORS CANADA INC.

    By:       /s/ Donald P. Sesterhenn
    Name:  Donald P. Sesterhenn
    Title:    Treasurer & Secretary

NATIONAL CITY BANK, CANADA BRANCH
As Collateral Agent and Administrative Agent

By:      /s/ Mike Danby
Name:  Mike Danby
Title:    Assistant Vice President

By:     /s/ Bill Hines
Name:  Bill Hines
Title:    Senior Vice President & Principal Officer

NATIONAL CITY BANK, CANADA BRANCH
As a Lender

By:      /s/ Mike Danby
Name:  Mike Danby
Title:    Assistant Vice President

By:     /s/ Bill Hines
Name:  Bill Hines
Title:    Senior Vice President & Principal Officer

Commitment Percentage 40%

TD BANK, N.A.

By:       /s/ William H. Moul, Jr.
Name:  William H. Moul, Jr.
Title:    Vice President

Address for Notices:
2005 Market St., 2nd Floor
Philadelphia, PA 19103
c/o William H. Moul, Jr.
phone:  215-282-3863
fax:  215-282-4033
william.moul@tdbanknorth.com

Commitment Percentage: 21.333333333%

ASSOCIATED COMMERCIAL FINANCE, INC.

By:      /s/ Peter O. Strobel
Name: Peter O. Strobel
Title:   Senior Vice President

Address for Notices:
19601 West Bluemound Road
Suite 100
Brookfield, WI 53045
c/o Peter O. Strobel
phone:  262-797-7344
fax:  262-797-7177
peter.strobel@associatedbank.com

Commitment Percentage: 13.333333333%

THE PRIVATEBANK AND TRUST COMPANY

By:       /s/ Mitchell B. Rasky
Name:  Mitchell B. Rasky
Title:    Managing Director

Address for Notices:
The PrivateBank and Trust Company
120 South LaSalle Street
Chicago, IL 60603
c/o Mitchell B. Rasky
phone:  312-564-6954
fax:  312-564-6888
mrasky@theprivatebank.com

Commitment Percentage: 25.333333333%